The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.


HANG FUNG GOLD TECHNOLOGY LIMITED
(Incorporated in Bermuda with limited liability)

PROPOSED OFF-MARKET SHARE REPURCHASE,
CONNECTED TRANSACTION,
APPLICATION FOR WHITEWASH WAIVER
AND
RESUMPTION OF TRADING

Financial advisor to the Company
Tai Fook Capital Limited


On 12 December, 2002, the Company and NEH entered into the Agreement. Pursuant to the Agreement, the Company conditionally agreed to purchase and NEH conditionally agreed to dispose of the Repurchase Shares at a consideration of HK$53,917,535 or approximately HK$0.077 per Repurchase Share. In addition, the Company agreed to assign all right, title and interest of the Company in or under the Facility Agreement including, without limitation to the generality of the foregoing, the right to the repayment of outstanding principal and interest, being the Loan and the Interest Payment respectively, to NEH and to transfer its right and interest in the NEI Shares, being the entire interest currently held by the Company in NEI, to NEH at a total consideration of HK$53,917,535. As stipulated in the Agreement, the consideration for the Share Repurchase shall be satisfied by way of a set-off against the consideration payable to the Company by NEH for the Equity Transfer and the Loan Assignment.

The Share Repurchase and the Equity Transfer and the Loan Assignment contemplated under the Agreement constitute connected transactions for the Company pursuant to the Listing Rules as NEH is a substantial shareholder of the Company with a shareholding interest of approximately 30.27% in the Company as at the date of this announcement. In accordance with Rule 2 of the Repurchase Code, the Share Repurchase is subject to the approval of the Executive and such approval will be conditional upon, among other things, the approval of the Disinterested Shareholders by at least three-fourths of the votes cast on a poll at the Special General Meeting.

Upon completion of the Share Repurchase, the Repurchase Shares will be cancelled. As a result, the number of Shares in issue following completion of the Share Repurchase will be reduced from 5,390,640,000 Shares to 4,690,640,000 Shares and the interest of the Shareholders in the issued share capital of the Company will be increased proportionately. The equity interest held by Quality Prince, the controlling shareholder of the Company, in the issued share capital of the Company will increase from its current level of approximately 31.06% to approximately 35.69% of the reduced issued share capital of the Company upon completion of the Share Repurchase, thus triggering an obligation under Rule 26 of the Takeovers Code for Quality Prince and parties acting in concert with it to make a mandatory general offer for all the Shares not held by Quality Prince and parties acting in concert with it.

An application will be made to the Executive for the Share Repurchase and the Whitewash Waiver. Completion of the Share Repurchase is subject to, among other conditions as described below, the granting of the Whitewash Waiver by the Executive, the approval of the Whitewash Waiver by the Disinterested Shareholders and the approval of the Share Repurchase by the Disinterested Shareholders by at least three-fourths of the votes cast on a poll at the Special General Meeting.

The Share Repurchase and the Equity Transfer and the Loan Assignment contemplated under the Agreement constitute connected transactions of the Company pursuant to the Listing Rules as NEH is a substantial shareholder of the Company as at the date of this announcement. Accordingly, the Share Repurchase and the Equity Transfer and the Loan Assignment are subject to approval by the Disinterested Shareholders.

The Special General Meeting will be held for the Disinterested Shareholders to consider and, if thought fit, to approve the Agreement and all transactions contemplated under the Agreement and the Whitewash Waiver. A circular containing, among other things, further details of the Share Repurchase, the Equity Transfer and the Loan Assignment and the Whitewash Waiver and a letter of advice to the Independent Board Committee by an independent financial advisor will be despatched as soon as practicable.

At the request of the Company, the Shares were suspended from trading on the Stock Exchange with effect from 3:28 p.m. on 12 December, 2002 pending the release of this announcement. An application has been made to the Stock Exchange for the resumption of trading in the Shares with effect from 9:30 a.m. on 17 December, 2002.

THE AGREEMENT DATED 12 DECEMBER, 2002

The Share Repurchase

Parties

1. the Company as the purchaser; and

2. NEH as the vendor, which is beneficially interested in a total of 1,632,000,000 Shares, representing approximately 30.27% of the existing total issued share capital of the Company as at the date of this announcement

Repurchase Shares

700,000,000 Shares currently held by NEH, representing approximately 12.99% of the existing total issued share capital of the Company as at the date of this announcement

Consideration

HK$53,917,535 in aggregate or approximately HK$0.077 per Repurchase
Share

      The repurchase price of approximately HK$0.077 per Repurchase Share represents (i) a discount of approximately 23.76% to the audited net asset value of approximately HK$0.101 per Share as at 31 March, 2002; (ii) a discount of approximately 16.3% to the closing price of HK$0.092 per Share on 12 December, 2002, being the last trading day before the date of this announcement; (iii) a discount of approximately 6.1% to the average closing price of approximately HK$0.082 per Share for the 10 trading days ended 12 December, 2002; and (iv) a discount of approximately 7.2% to the average closing price of HK$0.083 per Share for the 30 trading days ended 12 December, 2002.

      The consideration for the Repurchase Share was arrived at after arm's length negotiation between the parties with reference to various factors including the audited net asset value of the Group as at 31 March, 2002, the prevailing market price of the Shares and the merits of the Share Repurchase and the Equity Transfer and the Loan Assignment as set out under the paragraph below headed "Reasons for the Share Repurchase and the Equity Transfer and the Loan Assignment".

      As stipulated in the Agreement, the consideration for the Share Repurchase shall be satisfied by way of a set-off against the consideration payable to the Company by NEH for the Equity Transfer and the Loan Assignment.

The Equity Transfer and the Loan Assignment

Pursuant to the Agreement, the Company shall transfer all the rights and interests of the NEI Shares, being the entire interest currently held by the Company in NEI, to NEH. In addition, the Company shall assign all right, title and interest of the Company in or under the Facility Agreement including, without limitation to the generality of the foregoing, the right to the repayment of outstanding principal and interest, being the Loan and the Interest Payment respectively, to NEH. The consideration for the Equity Transfer and the Loan Assignment is HK$53,917,535, which is determined based on arm's length negotiation between the parties with reference to (i) the negative net asset value and the unsatisfactory historic performance of NEI; and (ii) the principal amount of the Loan of HK$50 million and the Interest Payment (which amounted to approximately HK$3.9 million as at 13 September, 2002). The consideration for the Equity Transfer and the Loan Assignment will be set-off against the consideration of for the Share Repurchase payable by the Company to NEH.

Conditions

Completion of the Share Repurchase and the Equity Transfer and the Loan Assignment is subject to the following conditions:

1. the Executive granting the Whitewash Waiver and approving the Share
Repurchase;

2. the passing at the Special General Meeting (by such requisite majority of votes cast on a poll and with such person(s) as required by law, the Company's bye-laws, the Listing Rules and/or the Takeovers Code and the Repurchase Code (i.e. Quality Prince and NEH and any of their respective associate and any of their respective concert parties) abstaining from voting) of resolutions approving:

a. the Agreement and the transactions contemplated thereunder; and

b. the Whitewash Waiver

3. all other consents (if any) of the Stock Exchange and/or the SFC, any other relevant governmental or regulatory authorities and other relevant third parties which are necessary for the entering into and the implementation of the Agreement and all transactions contemplated thereunder having been obtained.

If any of the above conditions have not been fulfilled on or before 5:00 p.m. on 28 February, 2003 (or such later date as may be agreed by the parties to the Agreement in writing), the Agreement shall lapse and be of no further effect and no party to the Agreement shall have any claim against or liability or obligation to the other party under the Agreement. The parties to the Agreement have no intention to waive any of the above conditions.

WHITEWASH WAIVER

Following completion of the Share Repurchase, the Repurchase Shares will be cancelled by the Company. As a result, the number of Shares in issue will be reduced from the current level of 5,390,640,000 Shares to 4,690,640,000 Shares and the shareholding interest of the Shareholders will be increased proportionately. The equity interest held by Quality Prince, the controlling shareholder of the Company, in the issued share capital of the Company will increase from its current level of approximately 31.06% to approximately 35.69% of the reduced issued share capital of the Company upon completion of the Share Repurchase. Quality Prince held approximately 31.40% of the issued share capital of the Company as at 19 October, 2001, the day subsequent to which the trigger point for a mandatory general offer pursuant to Rule 26.1 of the Takeovers Code was reduced from 35% to 30%. Accordingly, the increase of the interest in the Company's issued share capital held by Quality Prince to over 35% after the completion of the Share Repurchase would give rise to a mandatory general offer obligation on the part of Quality Prince for all Shares not held by itself or parties acting in concert with it. An application will be made to the Executive for the Whitewash Waiver.

SHAREHOLDING STRUCTURE

The following charts illustrate the shareholding structure of the Company before and after completion of the Share Repurchase:

Before completion of the Share Repurchase

NEH             Quality Prince          Phenomenal              Public
1,632,000,000   1,674,067,500           688,432,500             1,396,140,000
Shares (30.27%) Shares (31.06%)         Shares (12.77%)         Shares (25.90%)

                Company
                Total shares in issue: 5,390,640,000 Shares

Following completion of the Share Repurchase

NEH             Quality Prince          Phenomenal              Public

932,000,000     1,674,067,500           688,432,500             1,396,140,000
Shares (19.87%) Shares (35.69%)         Shares (14.687%)        Shares (29.76%)

                Company
                Total shares to be in issue: 4,690,640,000 Shares

[Graph]


Notes:

1. Mr. Fok Chun Yue, Benjamin beneficially owns more than 50% of the issued share capital of NEH.

2. Quality Prince is a company wholly owned by S.W. Lam, Inc, which in turn is approximately 82% beneficially owned by Mr. Lam Sai Wing, the chairman of the Company and an executive Director.

3. Phenomenal Limited is an investment holding company and is owned as to approximately 72.9% by Transpac Capital Pte Limited and its subsidiary and approximately 27.1% by Transpac Industrial Holdings Limited. Phenomenal Limited has appointed a representative to the Board, namely Mr. Wong Kwong Chi. Save for its appointment of representative to the Board and its shareholding in the Company, Phenomenal Limited is independent and not connected with the directors, chief executive or substantial shareholder of the Company or any of its subsidiaries or an associate of any of them.

DEALING OF SHARES BY THE COMPANY

In July 2002, the Company repurchased a total of 1,560,000 Shares, representing approximately 0.03% of the then issued share capital of the Company before such repurchase, on the market at purchase prices ranging from HK$0.113 to HK$0.116 (the "On-market Repurchases"). Such Shares were cancelled by the Company following the share repurchase.

Save for the On-market Repurchases, none of Quality Prince, NEH, Phenomenal Limited or any of their respective concert parties has acquired any Shares in the six months prior to the date of this announcement.

Pursuant to paragraph 3(a) of Schedule VI of the Takeovers Code, the Executive will not normally waive an obligation under Rule 26 of the Takeovers Code if the person to whom the new securities are to be issued or any person acting in concert with him has acquired voting rights in the company in the 6 months prior to the announcement of the proposals but subsequent to negotiations, discussions or the reach of understandings or agreements with the directors of the company in relation to the proposed issue of new securities. In this regard, the Directors are of the view that the application for the Whitewash Waiver would not be prejudiced solely because of the On-market Repurchases given the fact that the Company only commenced discussion of the Share Repurchase in mid September 2002.

REASONS FOR THE SHARE REPURCHASE AND THE EQUITY TRANSFER AND THE LOAN ASSIGNMENT

Background

The Group is principally engaged in the design, manufacture and distribution of a broad range of gold products, other precious metal products and jewellery products.

In June 2000, the Company acquired approximately 49.9% equity interest in NEI from NEH at a consideration of approximately HK$186 million (the "Acquisition"), which was satisfied by the issue of 1,632 million Shares at HK$0.114 per Share to NEH. In addition, the Company extended the Loan of HK$50 million to NEI, which was drawn down by NEI in September 2000 and March 2001 respectively. The outstanding amount of the Loan is secured by 134 shares of NEI (representing 13.4% of the entire issued share capital of NEI) pursuant to the Share Charge. Based on the valuation of NEI at which the Company acquired the 49.9% interest in June 2000, the 134 shares of NEI under the Share Charge has a value of approximately HK$50 million, equivalent to approximately 100% of the principal amount of the Loan. Details of the Acquisition and the grant of the Loan to NEI by the Company are set out in the circular of the Company dated 18 July, 2000 (the "Circular").

As stated in the Circular, NEI is principally engaged in developing and facilitating e-commerce trading facilities between the PRC and the rest of the world, using off-line trading services to complement its Internet B2B platform. The principal reasons for the Acquisition were to strengthen the Group's e-commerce initiatives and to expand distribution network and potential partners.

Since completion of the Acquisition, the operating performance of the NEI Group has not been promising and losses were incurred for the two years ended 31 March, 2002. In addition, the Group decided to make full provision of the goodwill arising from the Acquisition of approximately HK$188 million in the year ended 31 March, 2001.

For the two years ended 31 March, 2002, the audited net loss of the NEI Group amounted to approximately HK$17.8 million and HK$17.5 million respectively with turnover for the corresponding periods amounted to approximately HK$0.3 million and nil respectively. The audited net deficit balances of the NEI Group were approximately HK$16.5 million and HK$34.0 million as at 31 March, 2001 and 31 March, 2002 respectively. As stated in the annual report of the Group for the two financial years ended 31 March, 2002, the Group shared the loss of the NEI Group and made provision for the Loan in the amount of approximately HK$14.4 million and HK$17.0 million respectively.

Merits of the Share Repurchase and the Equity Transfer and the Loan Assignment

Based on the existing financial conditions and operating performance of the NEI Group, it is anticipated that the NEI Group may not be able to repay the Loan to the Company, which is due in September 2003. Pursuant to the Share Charge, if NEI fails to repay the Loan, the Company is entitled to enforce the Share Charge and take the ownership of 134 shares of NEI from NEH, being the 13.4% equity interest of NEI currently held by NEH. The Disinterested Directors consider that it is not in the interests of the Company to enforce the Share Charge given that
(i) it is anticipated that NEI will continue to be loss making in the near future; (ii) NEI has a net deficit of approximately HK$34.0 million as at 31 March, 2002 and the value of the NEI shares under the Share Charge has an attributable net deficit value of approximately HK$4.6 million as at 31 March, 2002; (iii) the Company may need to inject further funding into NEI so as to maintain the operations of NEI; (iv) the Company intends to discontinue its investment in high risk information technology related investments; and (v) the Company intends to focus resources on its core business. As such, the Company has to consider alternative means to recoup its investment in NEI. Through arm's length negotiation with NEH, it has been agreed that the Company will acquire from NEH the Repurchase Shares and in return the Company will effect the Equity Transfer and the Loan Assignment. By assigning the Loan and the Interest Payment to NEH, the Company would be able to write back the previous provision made against the Loan and such write back would give rise to an immediate profit to the Company in the sum of approximately HK$40 million (calculated based on the position as at 30 September, 2002). Such write back will be recorded in the accounts of the Company for the year ending 31 March, 2003 as a profit on disposal of the investment in NEI, even though there would be no cash flow impact to the Company. In addition, it is anticipated that after the completion of the Share Repurchase, the Shareholders' value of the Company will be enhanced as a result of the reduction in the number of issued Shares. The following table sets out certain benchmarks of the Shareholders' value of the Company prior to and after the completion of the Share Repurchase.

Net asset value ("NAV")

                                                    Before the Share        After the Share
                                                          Repurchase        Repurchase
                                                                 HK$        HK$

Unaudited NAV as at 30 September 2002(1)                 573,118,000        573,118,000
Adjustments:
  Cancellation of the Repurchase Shares                            -        (53,917,535)
  Profit on disposal of interest in NEI                            -        40,441,000
                                                  -------------------       ---------------
Adjusted NAV                                             573,118,000        559,641,465
                                                  ===================       ===============

Number of Shares in issue                              5,390,640,000        4,690,640,000

NAV per Share (HK$)                                            0.106        0.119

Earnings per Share
                                                    Before the Share        After the Share
                                                          Repurchase        Repurchase
                                                                 HK$        HK$
Audited consolidated profit attributable
to shareholders                                           34,555,000        34,555,000
for the year ended 31 March, 2002(2)
Adjustment:
     Share of losses of the NEI Group and
   provision for the                                               -        17,026,000
Loan
  Interest income from the Loan                                    -        (4,449,000)
                                                  --------------------       --------------
Adjusted profit attributable to shareholders              34,555,000        47,132,000
                                                  ====================      ===============

Number of Shares in issue                              5,390,640,000        4,690,640,000

Earnings per Share (HK cents)                                   0.64        1.00

Notes:

1. Based on the unaudited interim report of the Company for the six months ended 30 September, 2002, the preliminary results of which was published on 21 November, 2002.

2. Based on the audited accounts of the Company for the year ended 31 March, 2002.

In assessing the merits of the Share Repurchase, the Disinterested Directors have taken into consideration various factors including, but not limited to, the prevailing market price and the net asset value of the Shares, the financial conditions and operating performance of the NEI Group, the possibility for a full repayment of the Loan and the Interest Payment, the enhancement of the Shareholder's value as a result of the Share Repurchase and the fact that no cash outflow is required due to the set-off arrangement. The Disinterested Directors consider that when taken into consideration all the relevant factors, the Share Repurchase is fair and reasonable and is in the interests of the Company and the Shareholders.

TAKEOVERS CODE, REPURCHASE CODE AND LISTING RULES IMPLICATIONS

Share Repurchase and the Equity Transfer and the Loan Assignment

The Share Repurchase and the Equity Transfer and the Loan Assignment contemplated under the Agreement constitute connected transactions of the Company pursuant to the Listing Rules as NEH is a substantial shareholder of the Company with a shareholding interest of approximately 30.27% as at the date of this announcement. Accordingly, the Share Repurchase and the Equity Transfer and the Loan Assignment are subject to approval by the Disinterested Shareholders.

The Share Repurchase is an off-market share repurchase under the Repurchase Code. Under Rule 2 of the Repurchase Code, the Share Repurchase must be approved by the Executive and such approval will be conditional upon the approval of the Share Repurchase by at least three-fourths of the votes cast on a poll by the Disinterested Shareholders at the Special General Meeting.

Whitewash Waiver

Pursuant to the notes on dispensations from Rule 26 of the Takeovers Code, the Whitewash Waiver is subject to the granting by the Executive and the approval by the Disinterested Shareholders by votes cast on a poll at the Special General Meeting.

GENERAL

The Special General Meeting will be held for the Disinterested Shareholders to consider and, if thought fit, to approve the Agreement and all transactions contemplated under the Agreement and the Whitewash Waiver. A circular containing, among other things, further details of the Share Repurchase, the Equity Transfer and the Loan Assignment and the Whitewash Waiver and a letter of advice to the Independent Board Committee by an independent financial advisor will be despatched as soon as practicable.

Ernst & Young Corporate Finance Limited has been appointed to advise the Independent Board Committee in relation to the transactions contemplated under the Agreement and the Whitewash Waiver.

SUSPENSION AND RESUMPTION OF TRADING

At the request of the Company, the Shares were suspended from trading on the Stock Exchange with effect from 3:28 p.m. on 12 December, 2002 pending the release of this announcement. An application has been made to the Stock Exchange for the resumption of trading in the Shares with effect from 9:30 a.m. on 17 December, 2002.

DEFINITIONS

In this announcement, the following expressions have the meanings set out below unless the context requires otherwise:

"Agreement" the conditional sale and purchase agreement dated 12 December, 2002 entered into between the Company and NEH in relation to the Share Repurchase and the Equity Transfer and the Loan Assignment

"associate(s)"        has the meaning ascribed thereto under the Listing Rules

"Board"               board of the Directors

"Company" Hang Fung Gold Technology Limited, a company incorporated in Bermuda with limited liability, the Shares of which are listed on the Stock Exchange

"Director(s)"         director(s) of the Company

"Disinterested
Directors"           Directors other than the Interested Directors

"Disinterested
Shareholders"        Shareholders other than Quality Prince and NEH and its
associates and parties acting in concert with any of them

"Equity Transfer"    the transfer of the NEI Shares by the Company to NEH

"Executive"          the Executive Director of the Corporate Finance Division of
the SFC and any delegate of the Executive for the purpose of the Repurchase Code and the Takeovers Code

"Facility Agreement" the facility agreement dated 24 June, 2000 entered into between the Company and NEI in respect of the Loan

"Group"               the Company and its subsidiaries

"Hong Kong"           the Hong Kong Special Administrative Region of the
People's Republic of China

"Independent Board Committee" the independent non-executive Directors to be appointed as an independent committee of the Board to advise the Disinterested Shareholders on the Share Repurchase, the Equity Transfer and the Loan Assignment and the Whitewash Waiver

"Interest Payment"    interest due to the Company from NEI for the period from
14 September, 2001 to the date of completion of the Loan Assignment

"Interested Directors" Mr. Lam and Ms. Chan who have abstained from voting at the meeting of the Board concerning the Share Repurchase, the Equity Transfer and the Loan Assignment and the Whitewash Waiver due to conflict of interests

"Listing Rules"       the Rules Governing the Listing of Securities on the Stock
Exchange

"Loan"                the loan extended by the Company to NEI in the sum of
HK$50 million pursuant to the Facility Agreement

"Loan Assignment"     the assignment of the Loan and the Interest Payment
pursuant to the Agreement

"Mr. Lam"             Mr. Lam Sai Wing, the chairman of the Company and an
executive Director

"Ms. Chan"            Ms. Chan Yam Fai, Jane, the deputy chairman of the
Company, an executive Director and the wife of Mr. Lam

"NEH"                 New Epoch Holdings International Limited, a substantial
shareholder of the Company and a company incorporated in the British Virgin Islands, which is beneficially owned as to more than 50% by Mr. Fok Chun Yue, Benjamin

"NEI" New Epoch Information (BVI) Company Limited, a company incorporated in the British Virgin Islands which is owned as to approximately 49.9% by the Company and approximately 50.1% by NEH as at the date of this announcement

"NEI Group"           NEI and its subsidiaries

"NEI Shares" 499 shares of US$1.00 each in the capital of NEI, representing approximately 49.9% equity interest in NEI registered in the name of the Company as at the date of this announcement

"PRC"                 the People's Republic of China

"Quality Prince"      Quality Prince Limited, a company incorporated in the
British Virgin Islands and wholly owned by S. W. Lam, Inc, which in turn is beneficially owned as to approximately 82% by Mr. Lam

"Repurchase Code"     the Hong Kong Code on Share Repurchases

"Repurchase Shares" 700,000,000 Shares together with all rights attaching thereto (including rights to receive all dividends or other distributions declared, made or paid on such Shares) held by NEH (representing approximately 12.99% of the issued share capital of the Company as at the date of this announcement), which NEH has conditionally agreed to sell to the Company pursuant to the Agreement

"SFC"                the Securities and Futures Commission

"Share Charge" a fixed charge over certain issued shares of NEI beneficially owned by NEH, granted in favor of the Company by NEH pursuant to a deed of charge entered into by the Company and NEH, as continuing security for due and punctual payment by NEI under the Facility Agreement

"Share(s)"           ordinary share(s) of HK$0.01 each in the share capital of
the Company

"Shareholders"       holders of the Shares

"Share Repurchase" the off-market share repurchase, in accordance with Rule 2 of the Repurchase Code, by the Company of the Repurchase Shares from NEH pursuant to the Agreement

"Special General Meeting" the special general meeting of the Company to be convened to approve the Share Repurchase, the Equity Transfer and the Loan Assignment and the Whitewash Waiver

"Stock Exchange"     The Stock Exchange of Hong Kong Limited

"Takeovers Code"     the Hong Kong Code on Takeovers and Mergers

"Whitewash Waiver" a waiver which is being sought from the Executive pursuant to Rule 32 of the Takeovers Code in respect of any obligation on the part of Quality Prince and parties acting in concert with it to make a mandatory general offer in accordance with Rule 26 of the Takeovers Code as a result of the Share Repurchase

"HK$"                Hong Kong dollars, the lawful currency of Hong Kong

"%"                  per cent.

By Order of the Board
Hang Fung Gold Technology Limited
Lam Sai Wing
Chairman

Hong Kong, 16 December, 2002

The Directors jointly and severally accept full responsibility for the accuracy of the information contained in this announcement and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief, the opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement misleading.